UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMSURG CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

AMSURG CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2015

To our Shareholders:

The 2015 annual meeting of shareholders of AmSurg Corp. will be held on May 20, 2015, at 8:00 a.m., central daylight savings time, at our corporate headquarters at 1A Burton Hills Boulevard, Nashville, Tennessee 37215 for the following purposes:

1.	To elect four directors in Class III for a term of three years;

2.	To approve an amendment to our Second Amended and Restated Charter, as amended, to increase our authorized shares of capital stock from 75,000,000 to 125,000,000, to increase the authorized shares of our common stock, no par value, from 70,000,000 to 120,000,000 and remove the designation of the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, and to adopt Articles of Amendment to our Second Amended and Restated Charter to reflect this amendment;

3.	To approve, on an advisory basis, our executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015; and

5.	To consider any other matters that may properly come before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2015.

The Company’s Proxy Statement, Proxy Card and 2014 Annual Report to Shareholders are available over the Internet by going to www.amsurg.com and clicking on “Investors.”

Shareholders of record at the close of business on April 2, 2015 are entitled to notice of and to vote at the meeting.

Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 665-3550.

By Order of the Board of Directors,

Claire M. Gulmi

Secretary

Nashville, Tennessee

April 20, 2015

i

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
Fees Billed to Us by Deloitte & Touche LLP For 2014 and 2013	33
Audit Committee Pre-Approval Policies and Procedures	33
Auditor Rotation Policies	33
Required Vote; Recommendation of the Board	33

OTHER MATTERS	34

ADDITIONAL INFORMATION	34

ii

AMSURG CORP.

1A BURTON HILLS BOULEVARD

NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

The Board of Directors of AmSurg Corp., or the Board, is soliciting proxies to be used at the 2015 annual meeting of shareholders. This proxy statement and the enclosed proxy will be mailed to shareholders on or about April 20, 2015.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

At our annual meeting, shareholders will vote on the matters outlined in the accompanying notice of annual meeting. In addition, our management will report on our performance during fiscal 2014 and respond to questions from shareholders.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, April 2, 2015, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date,                  shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vo te?

If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered shareholder and attend the meeting, you may vote in person by submitting a ballot or your completed proxy at the meeting. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:

•	for election of each of the nominated directors (see pages 8 and 9);

•	for approval of the amendment to our Second Amended and Restated Charter and the adoption of the Articles of Amendment reflecting such amendment (see page 19);

•	for approval, on an advisory basis, of our executive compensation (see page 32); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015 (see page 33).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote Is Required to Approve Each Proposal?

Election of Directors. The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors are elected. Pursuant to the Tennessee Business Corporation Act, if a director fails to receive a majority of the votes cast with respect to the director nominee in an election, the director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address this issue, the Company’s Bylaws require any incumbent director who is nominated but not re-elected to tender his or her resignation to the Board of Directors within ten days following certification of the shareholder vote. The Nominating and Corporate Governance Committee would consider the tendered resignation and make a recommendation to the Board of Directors of the action to be taken with respect to the resignation. The Board of Directors would decide whether or not to accept the resignation within 90 days following the date of the shareholders’ meeting at which the election occurred and make prompt public disclosure of the Board of Directors’ decision and rationale. The Company’s Second Amended and Restated Charter specifies that any director of the Company who tenders his or her resignation will not participate in deliberations of the Board of Directors with respect to such resignation.

Other Items. Each of the following proposals will be approved if the number of shares of common stock voted for the proposal exceeds the number of shares of common stock voted against the proposal: (i) approval of the amendment to our Second Amended and Restated Charter and adoption of the proposed Articles of Amendment reflecting such amendment; (ii) approval, on an advisory basis, of our executive compensation; (iii) ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015; and (iv) any matters other than those specifically listed herein that properly come before the meeting. A properly executed proxy marked “ABSTAIN” with respect to any such proposal will not be voted on any of these proposals, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether these proposals are approved.

How Do I Vote My Shares If They Are Held in the Name of My Broker (Street Name)?

If your shares are held by your broker, often referred to as being held in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from you, but is not permitted to vote without instructions on non-routine matters. A “broker non-vote” occurs when the broker returns a proxy card without a vote on the non-routine matter.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015 is considered a routine matter and a broker may submit a proxy card voting shares at his or her discretion on this matter even if you fail to provide instructions. Each of the other matters to be considered at the annual meeting is a non-routine matter and, if you do not issue instructions to your broker, your broker may not vote your shares for or against the proposal. Shares represented by “broker non-votes” will not be counted as votes on any proposal, but they will be counted in determining whether there is a quorum for purposes of the proposals.

What Happens If I Do Not Vote on One or More Proposals?

If you do not vote with regard to one or more proposals, as opposed to marking “WITHHOLD” or “ABSTAIN” with regard to those proposals, your shares will not be counted in determining whether there is a quorum with regard to each such proposal. Therefore, so long as a quorum is present, not voting on a proposal will have no effect on whether any particular proposal is approved.

STOCK OWNERSHIP

Who Are the Largest Owners of Our Stock?

The following table shows certain information with respect to those persons that we know beneficially own more than 5% of our common stock. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person.

Name and Address	Shares Beneficially Owned	Percent of Class (1)
FMR LLC (2) 245 Summer Street Boston, MA 02210	7,288,162	15.1%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	3,995,968	8.3%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	3,125,682	6.5%
Vaughan Nelson Investment Management, L.P. (5) 600 Travis Street, Suite 6300 Houston, TX 77002	2,836,278	5.9%

(1)	Based on the number of shares outstanding at March 31, 2015.
(2)	This information is based upon a Schedule 13G/A filed on February 13, 2015 by FMR LLC, a parent holding company in accordance with Section 13d-1(b)(ii)(G) of the Exchange Act. The shares of common stock are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity Management & Research Company carries out the voting of the shares of the investment companies to which it acts as investment adviser under written guidelines established by the companies’ Boards of Trustees.
(3)	This information is based upon a Schedule 13G/A filed on January 23, 2015 by BlackRock, Inc., a parent holding company or control person in accordance with Section 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock, Inc. reported sole voting power as to 3,889,053 shares of our common stock.
(4)	This information is based upon a Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, Inc., an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. The Vanguard Group, Inc. reported sole voting power as to 61,547 shares of our common stock and sole dispositive power as to 3,067,635 shares of our common stock.
(5)	This information is based upon a Schedule 13G filed on February 13, 2015 by Vaughan Nelson Investment Management, L.P., an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. Vaughan Nelson Investment Management, L.P. reported sole voting power as to 2,233,350 shares of our common stock, sole dispositive power as to 2,562,050 shares of our common stock and shred dispositive power as to 274,228 shares of our common stock.

How Much Stock Do Our Directors and Executive Officers Own?

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and the executive officers named in the 2014 Summary Executive Compensation Table in this proxy statement and our directors and executive officers as a group. Except as otherwise indicated, all information is as of March 31, 2015.

	Common Stock				Series A-1 Convertible Preferred Stock
Name	Outstanding Shares (1)	Acquirable Within 60 Days (2)		Percent of Class (2)	Outstanding Shares	Percent of Class
Christopher A. Holden	300,496	—		*	—	*
Claire M. Gulmi	118,057	—		*	—	*
Robert J. Coward	125,905	—		*	—	*
Phillip A. Clendenin	50,506	—		*	—	*
Kevin D. Eastridge	39,588	—		*	—	*
David L. Manning	85,563	—		*	—	*
Shawn G. Strash	9,113	—		*	—	*
Thomas G. Cigarran	153,933	1,814	(3)	*	1,000	*
James A. Deal	29,931	—		*	—	*
John T. Gawaluck	753	—		*	—	*
Steven I. Geringer	28,340	—		*	—	*
Henry D. Herr	108,839	725	(3)	*	400	*
Joey A. Jacobs	6,504	—		*	—	*
Kevin P. Lavender	10,853	—		*	—	*
Cynthia S. Miller	12,424	—		*	—	*
John W. Popp, Jr., M.D.	15,705	—		*	—	*

All directors and executive officers as a group (16 persons)	1,096,510	—		*	1,400	*

*	Represents less than 1% of our outstanding common stock.
(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. This number also includes shares of restricted stock issued pursuant to the Company’s 2006 Stock Incentive Plan. Individuals may vote shares of restricted stock, but may not transfer the shares until the end of the period of restriction. Certain of our directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Deal – 100 shares of common stock held by Mr. Deal’s wife;

•	Mr. Geringer – 9,698 shares of common stock held in family trusts; and

•	Dr. Popp – 695 shares of common stock held by Dr. Popp’s wife.

(2)	Pursuant to the rules of the Securities and Exchange Commission, or the SEC, shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares of common stock subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(3)	Our 5.250% mandatory convertible preferred stock, Series A-1 (the “Preferred Stock”) will automatically convert on July 1, 2017. Holders of the Preferred Stock have the right to convert the Preferred Stock at any time prior to July 1, 2017 into shares of our common stock. If the applicable market value of our common stock is equal to or greater than $55.13, the fixed conversion rate will be 1.8141 shares of our common stock per share of Preferred Stock. If the applicable market value of our common stock is less than or equal to $45, the fixed conversion rate will be 2.2222 shares of our common stock per share of Preferred Stock. If the applicable market value of our common stock is more than $45.00 and less than $55.13, then the conversion rate will be equal to $100 divided by the applicable market value of our stock. The number of shares of our common stock reflected in the table above assumes conversion of the holder’s Preferred Stock at a market value of our common stock of $61.52, the closing price of our common stock on March 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2014 with their reporting requirements, except that a Form 4 was filed late on behalf of Mr. Cigarran to report the acquisition of shares of our 5.250% Mandatory Convertible Preferred Stock, and a Form 4 was filed late on behalf of Mr. Lavender to report the acquisition of shares of our common stock.

CORPORATE GOVERNANCE

We aspire to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern our business. We have taken several steps to ensure that we are a leader in corporate governance.

Corporate Governance Guidelines

We have adopted a formal set of Corporate Governance Guidelines, or the Guidelines, that embody many of our long-standing practices and incorporate policies and procedures that strengthen our commitment to best practices. The following is a summary of certain key elements of the Guidelines. The full text of the Guidelines is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Corporate Governance Guidelines” under the heading “Corporate Governance.”

The Guidelines outline the composition, operations and responsibilities of the Board of Directors. The Nominating and Corporate Governance Committee has authority to review considerations relating to Board size, term and age limits and membership criteria and, with input from the Chairman and the other directors, is responsible for reviewing the skills and characteristics required of directors by legal, regulatory and business requirements applicable to our business. We do not have a formal policy with respect to the consideration of diversity in identifying nominees to serve as a director, but the Nominating and Corporate Governance Committee seeks to nominate persons with a diversity of experience and perspective who will contribute knowledge, experience and skills to the Board of Directors in areas that are important to the Company.

Our Bylaws provide maximum flexibility to the Board of Directors in choosing a Chairman of the Board and a Chief Executive Officer. The Bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our shareholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. We have had a non-employee director serve as our Chairman of the Board at all times since we became a publicly traded company. The Board of Directors believes that the separation of the roles of Chairman of the Board and Chief Executive Officer enhances the Board’s oversight of the Company and our management, results in a greater role for the Board of Directors in setting the Board’s agenda and establishing Board priorities and procedures, and improves the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders.

In order to ensure that each director is able to devote sufficient time to perform his or her duties as a director, Board members who are chief executive officers, chief financial officers or other senior executives of public corporations may serve on no more than two other public company boards and other Board members may serve on no more than three other public company boards. Interlocking directorates are prohibited (inside directors and executive officers of AmSurg may not sit on boards of companies where an AmSurg outside director is an executive officer).

At least a majority of the members of the Board must be independent, as defined by applicable law and the standards of The NASDAQ Stock Market. The Board has determined that all directors other than Christopher A. Holden and Claire M. Gulmi are “independent” within the meaning of the rules of The NASDAQ Stock Market as currently in effect. The Guidelines require that all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. Committee members are appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of AmSurg.

The Guidelines provide for executive sessions to be held on a regular basis throughout the year. The Board, and each of the Board committees, meets regularly in executive sessions. The Nominating and Corporate Governance Committee conducts an annual review of the performance of the Board and individual directors. Directors have full and free access to senior management and other employees of AmSurg. An orientation program is provided for new directors and the Company conducts regular director education sessions for its outside directors with respect to the Company and its industry. Attendance at other continuing education programs for all members of the Board is also encouraged.

The Board reviews the discussion of the Chief Executive Officer’s performance in the Compensation Committee’s Compensation Discussion and Analysis to ensure that the Chief Executive Officer is providing the best leadership for AmSurg in the long and short term. The Board also works with the Board committees to evaluate potential successors to our Chief Executive Officer and other executive officers and establish a succession plan.

The Guidelines call for consideration to be given to equity as a significant portion of director compensation. AmSurg prohibits the repricing of stock options and requires that new equity compensation plans be submitted to shareholders for approval.

The Guidelines restrict certain financial transactions between AmSurg and directors and their immediate family members. All transactions between AmSurg and directors and their immediate family members must be approved by the Nominating and Corporate Governance Committee of the Board of Directors. Personal loans to directors and their immediate family members are prohibited.

Code of Conduct

The Board has adopted a Code of Conduct that outlines the principles, policies, and laws that govern the activities of AmSurg, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and certify annually that he or she has read and will comply with the Code of Conduct. A copy of the Code of Conduct is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Code of Conduct” under the heading, “Corporate Governance.”

Code of Ethics

Our Chief Executive Officer and other executive officers are bound by all provisions of the Code of Conduct, which includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the Code of Conduct. We intend to disclose amendments to or waivers from the Code of Conduct for the benefit of our Chief Executive Officer or other executive officers, if any, on our website.

The Board’s Role in Risk Oversight

The Board, as a whole and also through its standing committees, has an active role in overseeing management of the Company’s risks. The Board and its committees regularly review material operational, financial, compensation and compliance risks with our senior management. The Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee oversees our quality assurance and corporate compliance programs, manages risks associated with potential conflicts of interest and the independence of our directors. Members of our management report directly to the Board or the appropriate committee. The directors then use this information to understand, identify, manage and attempt to mitigate risks.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers and non-employee directors. Our stock ownership guidelines require our Chief Executive Officer to maintain stock ownership valued at four times his base salary and require our other executive officers to maintain stock ownership valued at two times their base salaries. Executive officers must retain 75% of the net number of shares acquired (after payment of the exercise price, if any, and taxes) upon the exercise of stock options and the vesting of restricted stock until they meet the guidelines. Executive officers are expected to meet these stock ownership guidelines within five years following their date of hire or promotion, as applicable. Officers who do not comply with the guidelines may not be eligible for future equity awards. Our stock ownership guidelines for our non-employee directors require them to maintain stock ownership with a value equal to three times the annual cash retainer paid to the non-employee directors, exclusive of meeting and committee fees. Non-employee directors are expected to meet these stock ownership guidelines within three years following their initial appointment or election to the Board. As of the record date, all of our executive officers and non-employee directors, except for Mr. Gawaluck, met these stock ownership guidelines. Mr. Gawaluck is within the three-year window in which he has to satisfy the stock ownership guidelines.

Recoupment Policy

The Company has adopted a recoupment policy that allows the Company to recover any incentive compensation awarded or paid based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

The Company has established an anti-hedging policy that prohibits the Company’s directors and officers from engaging in hedging or monetization transactions with respect to the Company’s securities, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the Company’s securities. The Company’s directors and officers are also restricted from engaging in short sales related to the Company’s securities. The Company has established an anti-pledging policy that prohibits the Company’s directors and officers from pledging the Company’s securities as collateral for a non-recourse loan, pledging the Company’s securities as collateral in a margin account, or pledging the Company’s securities that are required to comply with the Company’s stock ownership guidelines.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors Standing for Election

Our Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors consists of eleven members. The terms of the four incumbent Class III directors, Thomas G. Cigarran, John T. Gawaluck, Cynthia S. Miller and John W. Popp, Jr., M.D., will expire at the annual meeting. The Board of Directors has nominated and recommends to the shareholders Thomas G. Cigarran, John T. Gawaluck, Cynthia S. Miller and John W. Popp, Jr., M.D. for election at the annual meeting as Class III directors to serve until the annual meeting of shareholders in 2018 and until such time as their respective successors are duly elected and qualified. Your proxy cannot be voted for a greater number of persons than the number of persons nominated. Any person appointed by the Board of Directors to serve as a director of the Company after the annual meeting will stand for re-election by the shareholders at the next annual meeting of shareholders following his or her appointment.

If any of the nominees should become unable to serve, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Each of the nominees has consented to being named in this proxy statement and to serve, if elected.

There are no family relationships, by blood, marriage or adoption, between or among any of our directors or executive officers. Certain information with respect to the nominees for election as directors at the annual meeting and with respect to the other directors who are continuing in office is set forth below.

CLASS III DIRECTOR NOMINEES

(TERMS EXPIRE IN 2015)

Thomas G. Cigarran	Director since 1992

Mr. Cigarran, 73, was a co-founder of our Company and served as our Chairman of the Board from 1992 until June 2009, as our Chief Executive Officer from January 1993 until December 1997, and as our President from January 1993 to July 1996. From December 1997 to December 1999, Mr. Cigarran served as an advisor to us. Mr. Cigarran was a co-founder of Healthways, Inc. and served as Chairman of the Board of Healthways from August 1988 until May 2011 and served as Chief Executive Officer of Healthways from 1988 until September 2003. Mr. Cigarran also serves as a member of the Distinguished Executives Council of Cressey & Company LP, a private investment firm focused on the healthcare industry. Since March 2010, Mr. Cigarran has served as Chairman of Nashville Predators Holdings, LLC, the owner of the Nashville Predators National Hockey League franchise.

Mr. Cigarran has over 30 years experience in the healthcare industry as a senior executive, chief executive officer and director of publicly traded and privately held companies. He has executive experience in strategic planning, management, operations, public company financial reporting and finance.

John T. Gawaluck	Director since 2015

Mr. Gawaluck, 63, a certified public accountant, worked for Ernst & Young LLP for 41 years until his retirement in 2014. Mr. Gawaluck was an assurance partner at Ernst & Young from 1985 through 2014, and served in a variety of client service and firm leadership roles. During his time at Ernst & Young, Mr. Gawaluck served as the coordinating and quality review partner for several large public companies. Mr. Gawalcuk was an active member of Ernst & Young’s global partner group, a strategy and knowledge sharing association of Ernst & Young partners serving its top 100 global clients.

Mr. Gawaluck has over 40 years’ experience in accounting and finance, including significant experience with respect to public company financial reporting, regulatory compliance and risk management.

Cynthia S. Miller	Director since 2011

Ms. Miller, 58, served as Senior Vice President of Innovation and Pricing for Univita, a provider of extended care and home care services, from April 2011 until her retirement in June 2012. She served as an officer of WellPoint, Inc. from 2004 to December 2010 and as an officer of its predecessor, Anthem, Inc., from 1986 to 2004. At WellPoint, Ms. Miller served from March 2008 to December 2010 as Executive Vice President and Chief Actuary, through which she was involved in pricing, product development, valuation, healthcare management support, mergers and acquisitions, forecasting and strategic planning related to health care reform. She also served from October 2006 to March 2008 as Senior Vice President and Chief Actuary, Commercial and Consumer Business and from January 2006 to October 2006 as Senior Vice President and Chief of Staff to the Chief Executive Officer of WellPoint, responsible for, among other things, the design and execution of key corporate management initiatives. During her tenure, she also had responsibility for the company’s risk management functions and led its merger, acquisition and divestiture activities.

Ms. Miller has over 25 years leadership experience in the management of managed care and integrated healthcare system management companies. She has extensive experience in risk assessment and in strategic planning for healthcare companies.

John W. Popp, Jr., M.D.	Director since 2009

Dr. Popp, 67, a board-certified internist and gastroenterologist, has been a Medical Director for Janssen Scientific Affairs, LLC, a unit of Johnson and Johnson that provides innovative biomedicines for debilitating immune disorders, since June 2006. Prior to June 2006, Dr. Popp was a physician in private practice in Columbia, South Carolina for 27 years. From 1998 until 2013, Dr. Popp served on the Board of Trustees for the American College of Gastroenterology and is a past President of the College.

Dr. Popp is a physician and a former partner in one of our surgery centers in Columbia, South Carolina. Dr. Popp is knowledgeable about medical and regulatory issues impacting our surgery centers and has relationships with many of our physician partners through his involvement with the American College of Gastroenterology.

Required Vote; Recommendation of the Board

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether each of the director nominees is elected. At the annual meeting, shareholders will not be permitted to vote for a greater number of persons in the election of directors than the number of nominees named in this proxy statement.

Pursuant to the Tennessee Business Corporation Act, if a director fails to receive a majority of the votes cast with respect to the director nominee in an election, the director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address this issue, the Company’s Bylaws require any incumbent director who is nominated but not re-elected to tender his or her resignation to the Board of Directors within ten days following certification of the shareholder vote. The Nominating and Corporate Governance Committee would consider the tendered resignation and make a recommendation to the Board of Directors of the action to be taken with respect to the resignation. The Board of Directors would decide whether or not to accept the resignation within 90 days following the date of the shareholders’ meeting at which the election occurred and make prompt public disclosure of the Board of Directors’ decision and rationale. The Company’s Second Amended and Restated Charter specifies that any director of the Company who tenders his or her resignation will not participate in deliberations of the Board of Directors with respect to such resignation.

The Board of Directors Recommends That You Vote FOR These Nominees.

Directors Continuing in Office

CLASS I DIRECTORS

(TERMS EXPIRE IN 2016)

James A. Deal	Director since 1992

Mr. Deal, 65, has served as President and Chief Executive Officer of Hospice Compassus, a provider of hospice care, since July 2006. During 2006, Mr. Deal served as Chairman of INSPIRIS, Inspired Care for the Frail Elderly, and from November 2001 to December 2005, Mr. Deal served as Chairman and Chief Executive Officer of INSPIRIS. From September 1998 to June 2001, Mr. Deal served as President, Chief Executive Officer and a director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of Healthways, Inc., a disease management company, from January 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc. (now American Healthways Services, Inc.), a Healthways subsidiary, from 1985 to August 1998. Mr. Deal served as a director of MedCath Corporation, an owner and operator of cardiac care hospitals and other facilities, from August 2009 until December 2012.

Mr. Deal has worked for over 40 years in the healthcare industry, including as a senior executive and chief executive officer of multi-site healthcare services companies. He has executive experience in finance and accounting, management, operations and strategic planning.

Steven I. Geringer	Director since 1997

Mr. Geringer, 69, has served as our Chairman of the Board since June 2009. Since December 2012, Mr. Geringer has served with Alvarez & Marsal as a Managing Director responsible for Healthcare Private Equity Services and beginning April 15, 2015 as a Senior Advisor. From June 1996 to December 2012, Mr. Geringer was a private investor following his retirement as President and Chief Executive Officer of PCS Health Systems, Inc., a pharmacy benefits manager and unit of Eli Lilly & Company. Mr. Geringer became President of PCS in May 1993, when Clinical Pharmaceuticals, Inc., of which Mr. Geringer was a founder, Chairman and Chief Executive Officer, was acquired by PCS Health Systems, Inc. (now a unit of CVS/Caremark). Prior to May 1993, Mr. Geringer held senior management positions in the hospital management and managed care industry. Mr. Geringer served as Chairman and a director of Qualifacts Systems, Inc., a provider of web-based management information software for behavioral health and human services providers and managers, from March 2003 until July 2014 when it was acquired by a private equity firm; and has served as a member of the Distinguished Executives Council of Cressey & Company LP, a private investment firm focused on the healthcare industry, since October 2008. Mr. Geringer has served as a director of Addus HomeCare Corp., a home and community-based services and skilled nursing provider, since September 2009, and as a director of WoundCare Specialists, Inc., a provider of outpatient wound care and hyperbaric services, since November 2010. Mr. Geringer served as a director of Mollen Immunization Clinics, LLC, a provider of on-site and retail immunization and health screening services, from August 2011 to June 2012, and as Chairman, a director and an operating partner of CredenceHealth, Inc., a provider of real-time clinical intelligence and cost-reduction software for hospitals, providers and health plans, from March 2009 until March 2011 when it was acquired.

Mr. Geringer has worked for almost 40 years in the healthcare industry, including as a senior executive and chief executive officer of companies engaged in the pharmaceutical, hospital and managed care industries. He has executive experience in management, operations, strategic planning and finance.

Claire M. Gulmi	Director since 2004

Ms. Gulmi, 61, has served as our Executive Vice President since February 2006, our Chief Financial Officer since September 1994 and our Secretary since December 1997. Prior to her appointment as Executive Vice President, Ms. Gulmi served as a Senior Vice President from March 1997 to February 2006 and as a Vice President from September 1994 through March 1997.

Ms. Gulmi has extensive experience in finance and accounting and her day to day leadership as our Executive Vice President and Chief Financial Officer provides her with intimate knowledge of our operations.

CLASS II DIRECTORS

(TERMS EXPIRE IN 2017)

Henry D. Herr	Director since 1992

Mr. Herr, 68, served as Executive Vice President of Finance and Administration and Chief Financial Officer of Healthways, Inc. from February 1986 to October 2001 and served as a director of Healthways from 1988 until his retirement as a director in 2009. Mr. Herr served as a consultant to Healthways from 2001 through 2009. Mr. Herr served as our Chief Financial Officer from April 1992 until September 1994 and as our Secretary from April 1992 until December 1997. From December 1997 to December 1999, Mr. Herr served as an advisor to us.

Mr. Herr worked for over 30 years in the healthcare industry, including over 20 years as chief financial officer of a multi-facility healthcare services company. He has executive experience in finance and accounting, management and operations, healthcare regulatory compliance, public company financial reporting and strategic planning.

Christopher A. Holden	Director since 2007

Mr. Holden, 51, has served as our President and Chief Executive Officer since October 2007. He served as Senior Vice President and a Division President of Triad Hospitals, Inc. from May 1999 through July 2007. From January 1998 through May 1999, Mr. Holden served as President of the West Division of the Central Group of Columbia/HCA Healthcare Corporation, now known as HCA. Prior to January 1998, Mr. Holden served as President of the West Texas Division of the Central Group of HCA from September 1997 until January 1998 and Vice President of Administration for the Central Group of HCA from August 1994 until September 1997.

Mr. Holden has over 20 years experience working in the healthcare industry and his day to day leadership as our Chief Executive Officer and President provides him with intimate knowledge of our operations.

Joey A. Jacobs	Director since 2013

Mr. Jacobs, 61, has served as the Chairman of the Board and Chief Executive Officer of Acadia Healthcare Company, Inc., a behavioral healthcare company, since 2011. Prior to 2011, Mr. Jacobs co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 until November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with HCA, including as President of the Tennessee Division and as President of the Central Group. Mr. Jacobs has served on the board of directors of Cumberland Pharmaceuticals, Inc., a specialty pharmaceutical company, since 2011.

Mr. Jacobs has worked for over 35 years in the healthcare industry, including as a senior executive and chief executive officer of a publicly traded healthcare company. He has executive experience in finance and accounting, management, operations and strategic planning.

Kevin P. Lavender	Director since 2004

Mr. Lavender, 53, has served as Senior Vice President and Managing Director – Large Corporate and Specialized Industries of Fifth Third Bank since December 2009 and served as Senior Vice President, Corporate Healthcare Lending of Fifth Third Bank from December 2005 through December 2009. Prior to assuming that position, Mr. Lavender served as the Commissioner of the Tennessee Department of Financial Institutions from January 2003 to December 2005. In addition to his role as Commissioner, he served as the chairman of the National Regulatory Committee for the Conference of State Bank Supervisors and was a member of the Board of Directors. Prior to being named Commissioner, Mr. Lavender was co-founder and served as Executive Vice President of Administration and Banking for MediSphere Health Partners, Inc. from May 1996 to October 2002.

Mr. Lavender has extensive experience in the banking and finance industries, with a particular emphasis on corporate finance for healthcare companies.

How Are Our Directors Compensated?

Base Compensation. The Chairman of the Board receives an annual retainer of $150,000 for his services as Chairman and his attendance at meetings of the Board of Directors and committees of the Board. Each other non-employee director receives an annual retainer of $90,000 for his or her services as a director and his or her attendance at meetings of the Board of Directors and committees of the Board. Prior to January 1, 2015, the Chairman of the Board received an annual retainer of $120,000 and the other non-employee directors received an annual retainer of $60,000 per year. The Board of Directors increased the annual retainers for the non-employee directors as a result of the increased size and complexity of the Company’s business and operations following the acquisition of Sheridan Healthcare by the Company in July 2014 and the resulting increase in the amount of time spent by the directors in fulfilling their duties, as well as in recognition of the work of the non-employee directors during 2014 relating to the Sheridan acquisition and oversight of the integration of Sheridan’s business with the Company.

The Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive annual retainers of $35,000, $25,000 and $20,000, respectively. Non-chair members of the Audit Committee receive an annual retainer of $20,000, and non-chair members of the Compensation and Nominating and Governance Committee receive an annual retainer of $10,000 and $8,000, respectively. Prior to January 1, 2015, the non-chair members of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. The Board of Directors increased the annual retainer for the non-chair members of the Nominating and Corporate Governance Committee to reflect the increased responsibilities of the Nominating and Corporate Governance Committee relating to the oversight of the Company’s quality programs and initiatives.

From time to time, the Board of Directors of the Company may form ad hoc committees or request that a director attend a meeting of a Board committee of which he or she is not a member. Each non-employee director who serves on an ad hoc committee or attends a meeting of a Board committee on which he or she is not a member at the request of the Board receives $1,000 for each meeting that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends. The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.

The Company maintains a supplemental executive and director retirement savings plan pursuant to which non-employee directors may defer up to one hundred percent of their cash director fees and make pre-tax contributions to an investment account established in their name. Participants in the supplemental executive and director retirement savings plan are fully vested in their contributions to the plan, and direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

Restricted Stock. On the date of the 2014 annual meeting of shareholders, each non-employee director who was re-elected to the Board of Directors or who continued as a director, other than the Chairman of the Board, received a grant of 3,035 shares of restricted common stock, which had a fair market value on the date of issuance of $125,011. The Chairman of the Board of Directors received a grant of 3,885 shares of restricted common stock, which had a fair market value on the date of issuance of $160,023. In addition, John Gawaluck received a grant of 753 shares of restricted common stock, which had a fair market value on the date of issuance of $41,716, on February 3, 2015 upon his initial appointment as a director of the Company. Each grant of restricted stock vests on the first anniversary of the date of grant.

The following table sets forth the compensation paid to each of our directors during who were not executive officers of the Company during fiscal 2014. John Gawaluck was appointed as a director of the Company on February 3, 2015.

Name	Fees Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Thomas G. Cigarran	67,500	125,011	—	192,511
James A. Deal	—	125,011	105,000	230,011
Steven I. Geringer	120,000	160,023	—	280,023
Henry D. Herr	100,000	125,011	—	225,011
Joey A. Jacobs	77,500	125,011	—	202,511
Kevin P. Lavender	73,500	125,011	31,500	230,011
Cynthia S. Miller	90,000	125,011	—	215,011
John W. Popp, Jr., M.D.	—	125,011	77,500	202,511

(1)	Reflects the aggregate grant date fair value for the awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).
(2)	Reflects director elections to defer retainer fees payable during fiscal 2014 into the Company’s supplemental executive and director retirement savings plan.

What Committees Has the Board Established?

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements, including reviewing our publicly released financial information; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with our independent registered public accounting firm, and a determination through discussion with the independent registered public accounting firm that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence and qualifications of the independent registered public accounting firm and the performance of our internal audit department and independent registered accounting firm; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii) to review our major financial and enterprise risk exposures and our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our internal audit department and independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and our independent registered public accounting firm the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, independent registered public accounting firm or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; (xi) to oversee the Company’s compliance with legal and regulatory requirements relating to the preparation of financial statements, reports and information; and (xii) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Audit Committee” under the heading, “Corporate Governance.” Members of the Audit Committee are James A. Deal, John T. Gawaluck, Henry D. Herr, Kevin P. Lavender and Cynthia S. Miller, all of whom are independent directors. Messrs. Deal, Gawaluk and Herr are audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. In fiscal 2014, the Audit Committee met 5 times.

Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management, the compensation and benefit plans in which officers and directors are eligible to participate and awards under (and otherwise administering) such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding the compensation policies and arrangements for the Company’s non-employee directors. See “Executive Compensation – Compensation Discussion and Analysis” below. The Compensation Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Compensation Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Compensation Committee” under the heading, “Corporate Governance.” Members of the Compensation Committee are James A. Deal, Joey A. Jacobs, Kevin P. Lavender, Cynthia S. Miller and John W. Popp, Jr., M.D., all of whom are independent directors. The Compensation Committee met 7 times during fiscal 2014.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications and performance of incumbent directors and those candidates proposed by a director, executive officer or shareholder for election as a director; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; reviewing the management succession plan of the Company; reviewing and recommending corporate governance policies for the Company; providing oversight of the Company’s ethics, compliance and quality assurance programs; reviewing potential director conflicts of interest; reviewing director and officer insurance and indemnification policies; reviewing and approving all related-party transactions with members of the Board, executive officers and 5% or greater shareholders and their affiliates; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing the orientation process for new directors and the continuing education program for all directors.

The Nominating and Corporate Governance Committee has a policy regarding the evaluation of candidates for nomination to the Board of Directors, including those suggested by shareholders in compliance with our Charter, Bylaws and applicable law. Any shareholder wishing to propose a nominee should timely submit a recommendation in writing to our Secretary, indicating (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) certain other information as required by the Company’s Bylaws as to the shareholder giving such notice. To be timely considered by the Nominating and Corporate Governance Committee, director nominations submitted by shareholders for the 2016 Annual Meeting must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 120 days nor earlier than 150 days in advance of the anniversary date for the previous year’s annual meeting (i.e., not later than January 21, 2016).

No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s Bylaws. The President, Chief Executive Officer, or chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s Bylaws, and if he should so determine, the defective nomination will be disregarded.

While the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors must, at a minimum, in the Committee’s judgment:

•	be able to represent the interests of AmSurg and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Guidelines and fulfill the needs of the Board at that time; and

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction and/or a record of civic and community leadership.

The Guidelines provide that each director must contribute some knowledge, experience or skill in at least one domain that is important to the Company. To provide such a contribution, a director must possess experience in one or more of the following:

•	business or management for large consolidated companies or other large multi-facility institutions;

•	accounting or finance for large consolidated companies or other multi-facility institutions;

•	leadership, strategic planning or crisis response for large consolidated companies or other large multi-facility institutions;

•	the health care industry; or

•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

When determining whether to nominate a current director to be re-elected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:

•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by AmSurg.

The chair of the Nominating and Corporate Governance Committee will preliminarily assess the candidate’s qualifications and suitability, seeking Board input, and report the assessment to the Nominating and Corporate Governance Committee. If the consensus is that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the preliminary interest and, if the candidate expresses sufficient interest, arrange interviews with one or more members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee

determines the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with other directors and senior management. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Nominating and Corporate Governance Committee” under the heading, “Corporate Governance.” Members of the Nominating and Corporate Governance Committee are Thomas G. Cigarran, Henry D. Herr and John W. Popp, Jr., M.D., all of whom are independent directors. The Nominating and Corporate Governance Committee met 5 times during fiscal 2014.

How Often Did the Board Meet During Fiscal 2014?

The Board of Directors met 15 times during fiscal 2014. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which the director served. All of the directors, other than Mr. Cigarran, attended our 2014 annual meeting of shareholders.

How Do I Communicate with the Board?

Shareholders can send communications to the Board of Directors and, if applicable, to specified individual directors c/o AmSurg Corp., 1A Burton Hills Boulevard, Nashville, Tennessee 37215. All shareholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Nominating and Corporate Governance Committee charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and 5% or greater shareholders and their affiliates. The Nominating and Corporate Governance Committee considers all relevant information and facts available to the Committee regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Nominating and Corporate Governance Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his or her capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Nominating and Corporate Governance Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation. John Clark, a Vice President – Development of the Company, is the brother-in-law of Kevin Eastridge, our Senior Vice President, Finance and Chief Accounting Officer. Mr. Clark is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. The aggregate annual compensation paid by the Company to Mr. Clark exceeds $120,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the applicable rules of The NASDAQ Stock Market, the applicable SEC regulations and the Guidelines. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Governance” and then “Audit Committee.”

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements, including reviewing our publicly released financial information prior to its issuance. The Audit Committee appointed and determined the compensation paid to our independent registered public accounting firm for 2014, reviewed the nature and scope of the annual audit, oversaw and reviewed the independence and qualifications of our independent registered public accounting firm, and approved all audit and non-audit services provided by our independent registered public accounting firm for 2014. The Audit Committee also discussed with management, our director of internal audit and our independent registered public accounting firm our policies with respect to risk assessment and risk management. The Audit Committee oversaw our internal audit program, including approval of the annual internal audit plan and reviewed the annual budget and staffing for the internal audit program for 2014. Throughout the year, the Audit Committee conferred with the independent registered public accounting firm, our director of internal audit, and our Chief Financial Officer in separate executive sessions to discuss matters that the Audit Committee, the independent registered public accounting firm, the director of internal audit or the Chief Financial Officer believed should be discussed privately with the Audit Committee. The Audit Committee has direct and private access to both our internal and external auditors.

The Audit Committee met 5 times during 2014. As part of its oversight of our accounting and financial reporting processes, the Audit Committee reviewed and discussed with management, our director of internal audit and our independent registered public accounting firm the accounting and financial policies and reporting processes of Sheridan Healthcare, which the Company acquired in July 2014. The Audit Committee also oversaw the integration of Sheridan Healthcare’s processes into the Company’s accounting and financial reporting processes. As part of the Audit Committee’s oversight of our internal audit program, during 2014 the Audit Committee reviewed and discussed with our director of internal audit the our implementation of the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company relating to accounting, internal controls and auditing matters and to ensure that such complaints are treated confidentially and anonymously.

Management has the primary responsibility for our financial statements and reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed a report on the effectiveness of our internal control over financial reporting, “Management’s Report on Internal Control over Financial Reporting” and Deloitte & Touche LLP’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC.

THE AUDIT COMMITTEE

James A. Deal

John T. Gawaluck

Henry D. Herr

Joey A. Jacobs

Kevin P. Lavender

Cynthia S. Miller

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 – AMENDMENT TO OUR SECOND AMENDED AND RESTATED CHARTER

The Proposed Amendment

On April 1, 2015, the Board of Directors approved and directed that the shareholders consider an amendment to our Second Amended and Restated Charter that would increase the number of authorized shares of capital stock from 75,000,000 to 125,000,000, increase the authorized shares of common stock, no par value, from 70,000,000 to 120,000,000 and remove the designation of the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, and to adopt Articles of Amendment to our Second Amended and Restated Charter to reflect this amendment. The proposed Articles of Amendment to our Second Amended and Restated Charter, reflecting the proposed amendment, are attached hereto as Appendix A. The summary included herein is qualified by its entirety by reference to the full text of the Articles of Amendment. You are urged to read the proposed Articles of Amendment in its entirety. If approved, the amendment will become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Tennessee, which filing is expected to take place shortly after the annual meeting. The Board of Directors believes that this proposed charter amendment is in the best interest of AmSurg and its shareholders.

Except as set forth below, the relative rights of the holders of shares of our common stock and 5.250% Mandatory Convertible Preferred Stock, Series A-1 under the Second Amended and Restated Charter would remain unchanged. The first paragraph of Article 7 of our Second Amended and Restated Charter, as amended by the charter amendment, is set forth below.

“7. The aggregate number of shares of capital stock the Corporation is authorized to issue is 125,000,000 shares, of which 120,000,000 shares shall be common stock, no par value (the “Common Stock”), and 5,000,000 shares shall be preferred stock, no par value (the “Preferred Stock”), of which 1,725,000 shares are designated as 5.250% Mandatory Convertible Preferred Stock, Series A-1. The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights of any class of shares before the issuance of any shares of that class or one or more series within a class before the issuance of any shares within that series.”

In addition, Section 7(2) of the Second Amended and Restated Charter, which sets forth the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, none of which were issued, shall be deleted and restated as set forth below:

“(2) [Intentionally Omitted]”

As of March 31, 2015, there were (i) 48,413,184 shares of common stock issued and outstanding; (ii) 3,833,295 shares of common stock reserved for issuance upon conversion of our 5.250% Mandatory Convertible Preferred Stock, Series A-1; (iii) 76,759 shares of common stock reserved for issuance upon the exercise of outstanding stock options issued pursuant to our Amended and Restated 1997 Stock Incentive Plan; (iv) 103,418 shares of common stock reserved for issuance upon settlement of performance-based share units issued pursuant to our 2014 Equity and Incentive Plan; and (v) 739,245 shares of common stock reserved for issuance pursuant to future awards under our 2014 Equity and Incentive Plan. Accordingly, as of March 31, 2015, a balance of 16,730,681 authorized shares of common stock were available for future issuance.

The Board of Directors believes that it is in the best interest of AmSurg and its shareholders to approve the charter amendment because it would give us the necessary flexibility to issue common stock in connection with stock dividends and splits, acquisitions, equity financings and employee benefit plans, and for other general corporate purposes. These future issuances would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining shareholder approval, except as may be required by applicable law or by the rules of any stock exchange or over the counter market on which our securities may then be listed. Holders of shares of our common stock have no preemptive rights to subscribe to any additional securities of any class that we may issue.

Except for the shares of common stock issuable upon conversion of our 5.250% Mandatory Convertible Preferred Stock, Series A-1, pursuant to outstanding options pursuant to our Amended and Restated 1997 Stock Incentive Plan, and awards pursuant to our 2014 Equity and Incentive Plan, we currently have no definitive understanding, arrangement, or agreement with respect to the issuance of additional shares of common stock. The charter amendment is not being proposed in response to any effort known by management to acquire control of our company.

Required Vote; Recommendation of the Board

Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.

The Board of Directors Recommends That You Vote FOR the Proposal to Approve the Amendment to Our Second Amended and Restated Charter and Adopt the Articles of Amendment to Our Second Amended and Restated Charter to Reflect the Amendment.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Kevin P. Lavender, Chairman

James A. Deal

Joey A. Jacobs

Cynthia S. Miller

John W. Popp, Jr., M.D.

Compensation Discussion and Analysis

Introduction. This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (NEOs), whose compensation is described in this Proxy Statement. Our NEOs for 2014 are listed below:

Christopher A. Holden	President and Chief Executive Officer
Claire M. Gulmi	Executive Vice President, Chief Financial Officer and Secretary
Robert J. Coward	President – Physician Services Division and Chief Development Officer
Philip A. Clendenin	President – Ambulatory Services Division
Kevin D. Eastridge	Senior Vice President and Chief Accounting Officer
David L. Manning	Former Executive Vice President and Chief Development Officer
Shawn G. Strash	Former Senior Vice President – Corporate Services

Robert J. Coward joined the Company in July 2014 following the consummation of the Sheridan transaction. David L. Manning’s and Shawn G. Strash’s employment with the Company terminated on December 31, 2014.

Our executive compensation program is designed to attract and retain talented leaders to run our business. By rewarding our executives for Company financial performance and execution of key goals, our compensation program aligns our executives with the interests of our shareholders.

Executive Summary. 2014 was a year of great transformation for AmSurg. On July 16, 2014, AmSurg completed the acquisition of Sheridan Healthcare in a cash and stock transaction valued at approximately $2.35 billion. Through this transaction, we believe AmSurg has formed a leading, physician-centric surgical center and physician outsourcing company with a diversified, complementary business mix and a significantly enhanced growth profile, and is well-positioned to address the challenges facing physicians, health systems, payors and communities.

For purposes of our short-term incentive compensation plans, the Company failed to achieve the desired Level 1 performance targets relating to Company pre-tax profits and surgery center profits, but achieved the Level 1 performance target for pre-tax profits of surgery centers acquired during the year. The named executive officers delivered strong performance relative to individual performance objectives relating to key strategic initiatives. Payouts under our short-term incentive compensation plans are identified later in the CD&A.

While there were no significant changes to the compensation program design in 2014, the long-term incentive plan design was changed for 2015 to introduce performance-based equity awards into the overall pay mix. For 2015, the named executive officers received a significant portion of their long-term incentive compensation delivered in the form of performance share units. This represents a departure from the Company’s past practice of issuing 100% of equity awards in the form of time-based vesting restricted stock. For 2015, 50% of Mr. Holden’s equity incentive award was issued in performance share units with 50% issued as restricted shares. The other NEOs were also granted a portion of their equity incentive award in the form of performance share units. The performance share units may be settled through the delivery of a number of shares of common stock equal to 0% to 150% of the number of performance units granted, based upon the Company’s achievement of performance targets related to corporate profits during a one-year measurement period. The Compensation Committee believes the introduction of performance based awards further strengthens the alignment between the Company’s executive compensation program and shareholder interests.

Overview of Compensation Process. The Compensation Committee of our Board of Directors establishes the compensation arrangements for our employees, including our executive officers, and reviews and makes recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee also administers our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and our shareholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of The Nasdaq Stock Market and the Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Exchange Act, and an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended, in each case as determined by our Board of Directors.

The Compensation Committee reviews our compensation policies on an annual basis based upon our financial performance, our annual budget, our position within the health care services industry and the compensation policies of similar companies in the health care services industry to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that our overall compensation strategy supports our objectives, as well as shareholder interests. The compensation of individual executives is reviewed annually in light of the compensation policies for that year. The Compensation Committee believes that, while the Company competes generally with other health care services companies, the Company is the leader in the acquisition, development and operation of specialty outpatient surgery centers, and, following the acquisition of Sheridan Healthcare in July 2014, is a leading national provider of multi-specialty outsourced physician services to hospitals, ASCs and other healthcare facilities. The Compensation Committee believes these are important factors in determining executive compensation and in analyzing comparable financial performance.

In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical initiative, potential for growth in overall abilities, contribution to the Company, and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of our executive officers other than himself. The Compensation Committee establishes guidelines for the compensation arrangements for our employees other than the executive officers, and final decisions regarding the compensation of those employees is made by our Chief Executive Officer in consultation with other members of management. Our Chief Executive Officer does not participate in the Committee’s deliberations regarding his compensation.

2014 Advisory Say-on-Pay Vote. At our 2014 annual meeting of shareholders, our shareholders overwhelmingly approved our compensation policies and practices for 2013 through the advisory “say on pay” vote. Of the 28,972,003 votes cast, over 95% were in favor of approval. The Compensation Committee and the other members of our Board of Directors believe these voting results reflect our shareholders’ endorsement of our executive compensation program and affirms alignment of our program with shareholder interests. The Compensation Committee considered these results and made decisions in 2014 that are consistent with our compensation philosophy and objectives. These actions recognized the Company’s 2014 performance, and continued to align executive pay with Company performance results.

What Is Our Philosophy of Executive Officer Compensation? The primary objectives of our executive compensation policies are:

•	to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	to provide appropriate performance-based incentives for executives to work toward or exceed the achievement of our annual financial performance and business goals based on our annual budget; and

•	to closely align the interests of our executives with those of our shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of equity-based compensation.

The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, in addition to the Company’s strategic and financial performance, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, external pay practices, total cash and equity compensation internally, retention considerations and other factors the Compensation Committee deems appropriate.

The Compensation Committee has engaged Pearl Meyer & Partners, an independent executive compensation consulting firm, to review the compensation program for our employees, including the executive officers, and provide the Compensation Committee with relevant market and other data and alternatives to consider when making compensation decisions, including the mix of cash and non-cash compensation and the form and value of equity-based awards. The Compensation Committee uses information provided by Pearl Meyer & Partners and recommendations from our Chief Executive Officer to determine the appropriate level and mix of total compensation, including incentive compensation. Pearl Meyer & Partners also advises the Compensation Committee with respect to the compensation arrangements for our non-employee directors.

The Compensation Committee has assessed the independence of Pearl Meyer & Partners pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent Pearl Meyer & Partners from serving as an independent consultant to the Compensation Committee.

Compensation Risk Assessment. The Compensation Committee has reviewed the design and operation of our compensation plans and policies to determine whether they encourage excessive or inappropriate risk taking by our employees, including our named executive officers. This assessment included a review of our business and the design of our incentive plans and policies. Our compensation arrangements include base salaries at levels that the Compensation Committee believes provides employees with a steady income so that they are not encouraged to focus on short-term performance criteria to the detriment of other important Company measures. The performance measures used in our incentive-based compensation arrangements are primarily Company measures rather than individual measures (which we believe encourages executives and other employees to focus on overall corporate performance rather than individual performance), provide for payments based upon multiple performance measures and at multiple levels of performance, and are generally capped at a specified percentage of annual salary. Although some of our employees are compensated based upon new acquisition and development activity, the incentives are based upon departmental performance rather than individual performance and transactions are all approved at the corporate level. For long-term compensation, we grant equity-based awards that have multi-year vesting periods, which we believe aligns employees’ interests with the long-term interests of the Company and its shareholders. Based upon its review, the Compensation Committee has determined that the Company’s compensation plans and policies, taken as a whole, are not reasonably likely to have a material adverse effect on the Company.

Elements of 2014 Executive Compensation. For the fiscal year ended December 31, 2014, the principal components of compensation for our executive officers were:

Target Pay Mix. The Company has created a mix of compensation components, consistent with the Company’s compensation philosophy, to deliver each NEO’s 2014 targeted total compensation. Most of our NEOs’ compensation is variable and at risk (86% for our CEO and 61% for our other NEOs).

Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The Compensation Committee generally establishes base salaries for our executive officers on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officer’s level of base salary relative to other executive officers of the Company and executive officers at comparable companies, changes to the position and responsibilities of the executive officers, and the recommendations of the Chief Executive Officer. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Based upon these factors, the Compensation Committee approved base salaries for our named executive officers for 2014 and 2013 as follows:

Name	2014 Base Salary	2013 Base Salary	Percentage Change
Christopher A. Holden President and Chief Executive Officer	$765,908	$736,450	4.0%
Claire M. Gulmi Executive Vice President, Chief Financial Officer and Secretary	$459,680	$442,000	4.0%
Phillip A. Clendenin President – Ambulatory Services Division	$362,250	$350,000	3.5%
Kevin D. Eastridge Senior Vice President and Chief Accounting Officer	$312,000	$300,000	4.0%
David L. Manning Former Executive Vice President and Chief Development Officer	$457,470	$442,000	3.5%
Shawn G. Strash Former Senior Vice President – Corporate Services	$293,550	$285,000	3.0%

Robert J. Coward joined the Company as President – Physician Services Division in July 2014 following the Sheridan transaction. His annual base salary for 2014 was $632,000.

Cash Incentive. The Compensation Committee believes a substantial portion of our executive officers’ compensation should be incentive-based. To link executive compensation and short-term performance, the Compensation Committee relies on annual cash bonuses awarded to our executive officers based upon the extent to which our actual pre-tax profits during a fiscal year, net of the compensation expense related to any bonuses earned, meet or exceed pre-tax profit targets approved by the Compensation Committee for such fiscal year and other specific performance measures related to each executive officer’s specific area of responsibility. Specific targets relating to an executive officer’s area of responsibility include targets relating to surgery center profits and new acquisition and development activity, as well as personal performance goals approved by the Compensation Committee. Executive officers do not receive a bonus pursuant to the plan with respect to a bonus measure if performance was below the minimum target with respect to that measure. In establishing our annual cash bonus plan, the Compensation Committee reviews data prepared by Pearl Meyer & Partners and the recommendations of the Chief Executive Officer in determining the percentage bonus based upon specific performance targets and the maximum total bonus potential for the executive officers.

For our 2014 bonus plan, cash bonuses for Messrs. Holden and Eastridge and Ms. Gulmi were based 30% upon the attainment of Company earnings targets, 20% upon targets related to surgery center profits, 30% upon the attainment of personal performance goals approved by the Compensation Committee, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2014. The cash bonus for Messrs. Clendenin and Strash was based 20% upon the attainment of Company earnings targets, 30% upon targets related to surgery center profits, 30% upon the attainment of personal performance goals approved by the Compensation Committee, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2014. Mr. Manning was eligible to receive a cash bonus of up to 47% of his base salary based 71% upon the attainment of Company earnings targets, and 29% upon the attainment of personal performance goals approved by the Compensation Committee. Mr. Manning was eligible to receive an additional cash bonus up to a maximum of 50% of his base salary based upon the annual earnings of surgery centers acquired and surgery center partnerships formed during 2014 above a targeted amount. Mr. Coward’s cash bonus for 2014 was based upon the bonus plan established by Sheridan Healthcare for 2014 prior to the acquisition of Sheridan by the Company in July 2014. Pursuant to that plan, Mr. Coward was entitled to a bonus based 50% upon Sheridan’s achievement of earning targets and 50% upon achievement of personal performance goals. The maximum total bonus award, as a percentage of their base salaries, for Messrs. Holden, Clendenin, Eastridge, Manning and Strash and Ms. Gulmi in 2014 is set forth in the table below

Executive	Maximum Cash Incentive (as % of Salary)
Christopher A. Holden	146%
Claire M. Gulmi	88%
Philip A. Clendenin	88%
Kevin D. Eastridge	68%
David L. Manning	97%
Shawn G. Strash	68%

The Compensation Committee considers the earnings and performance bonus targets above the minimum level to be a “reach” and thus, while designed to be attainable, achievement of those bonus targets requires strong performance and execution. During the three years prior to 2014, the Company achieved the Level 2 bonus target for corporate profits in one year, achieved the Level 3 bonus target in one year and achieved the Level 5 bonus target in one year; achieved the Level 1 bonus target relating to surgery center profits in two years and achieved the Level 2 target in one year; and failed to achieve the minimum bonus target for pre-tax profits of surgery centers acquired in one year, achieved the Level 2 target in one year, and achieved the Level 4 target in one year. During both 2012 and 2013, four of the executive officers met each of his or her personal performance goals, and one executive officer met 80% of his personal performance goals.

The Compensation Committee approved five target levels for 2014 for the bonus measures relating to Company pre-tax profits and surgery center pre-tax profits, and four target levels for the bonus measure relating to the pre-tax profits of surgery centers acquired during 2014. The executive officers were eligible to earn a bonus equal to a specified portion of his or her base salary based upon meeting or exceeding each bonus target. For 2014, targets relating to Company pre-tax profits ranged from $64.3 million to $68.6 million, targets relating to surgery center pre-tax profits ranged from $406.9 million to $426.2 million, and targets relating to the pre-tax profits of surgery centers acquired during the year ranged from $28.3 million to $33.7 million.

During 2014, the Company failed to meet the Level 1 bonus target relating to Company pre-tax profits and surgery center pre-tax profits, and achieved the Level 1 target for pre-tax profits of surgery centers acquired during the year. During 2014, each of Messrs. Holden, Eastridge, Strash and Ms. Gulmi achieved 100% of his or her personal performance goals, each of Messrs. Clendenin and Coward achieved 80% of his personal performance goals, and Mr. Manning achieved 75% of his personal performance goals. The personal performance goal measures included measures relating to each executive officer’s area of responsibility, including the Company’s acquisition and development activities, departmental goals relating to revenue growth and expense management, and major Company initiatives including improvement to the Company’s information and operating systems and other strategic initiatives. Cash bonuses paid to the named executive officers for 2014 pursuant to the annual bonus plan are reported as “Non-Equity Incentive Plan Compensation” in the 2014 Summary Executive Compensation Table on page 27 and were as follows: Mr. Holden, $229,772; Mr. Coward, $426,600; Gulmi, $82,743; Mr. Manning, $112,652; Mr. Clendenin, $55,424; Mr. Eastridge, $43,680; and Mr. Strash, $41,097.

In addition, during 2014 each of the executive officers was entitled to receive a bonus in the event the Company completed an acquisition that was not subject to the 2014 cash bonus plan described above, such as the acquisition of multiple surgery centers in a single transaction or the acquisition of another company. The Compensation Committee determined to establish a separate bonus plan for these types of transactions because these transactions are dissimilar from single-center transactions and include corporate overhead and other expenses that are not taken into account in determining bonuses pursuant to the 2014 cash bonus plan. Each of the executive officers was eligible to receive a cash bonus based upon the annual earnings before interest, taxes, depreciation and amortization of the business acquired in such a transaction. The maximum cash bonus as a percentage of base salary payable pursuant to the plan was 30% for Mr. Holden, 18% for Ms. Gulmi and Messrs. Manning and Clendenin, and 14% for Mr. Eastridge. The Company completed the acquisition of Sheridan Healthcare in July 2014, and the executive officers received bonuses in August 2014 pursuant to this bonus plan as follows: Mr. Holden, $229,772; Ms. Gulmi, $82,742; Mr. Manning, $82,345; Mr. Clendenin, $65,205; Mr. Eastridge, $43,680; and Mr. Strash, $41,097.

Long Term Equity Incentives. The Compensation Committee believes that an integral part of our executive compensation program is equity-based compensation plans that align our executive officers’ long-range interests with those of our shareholders. All equity-based awards are granted pursuant to incentive plans approved by our shareholders. The Compensation Committee determines the components and amounts of equity-based awards to the executive officers based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Equity-based awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve shareholder value. They also reflect the Compensation Committee’s objective to provide a significant portion of compensation for executives in the form of long-term equity-linked awards.

The amount of the equity awards for 2014 was determined by reference to a dollar amount of compensation equal to a specified percentage of the executive officers’ base salaries. In determining the value of equity awards granted to the executive officers for 2014, the Compensation Committee considered the recommendations of our Chief Executive Officer, individual and Company performance during 2013, and market and other factors. After determining the dollar amount of compensation to be paid through equity grants, the number of shares of restricted stock granted was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The restricted shares granted during 2014 to our executive officers vest in three equal, annual installments beginning on the second anniversary of the date of grant. Based upon the formula described above, the Compensation Committee approved 2014 grants of restricted shares of the Company’s common stock to the named executive officers as follows:

Name	Value of Restricted Shares ($)	Percentage of 2014 Base Salary	Shares (#)
Christopher A. Holden	1,876,502	245%	44,278
Claire M. Gulmi	551,618	120%	13,016
Phillip A. Clendenin	416,595	115%	9,830
Kevin D. Eastridge	343,193	110%	8,098
David L. Manning	503,220	110%	11,874
Shawn G. Strash	293,556	100%	6,927

Upon commencement of his employment with the Company in July 2014 following the Sheridan transaction, the Compensation Committee approved an equity award to Mr. Coward of 21,004 shares, with a value on the date of grant of $1,000,000.

The Compensation Committee generally awards long-term equity incentives to employees, including the named executive officers, on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. The Compensation Committee may grant additional awards to employees under other circumstances.

Retirement Plans. The Compensation Committee believes that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing methods for those individuals to save for retirement. Some of those methods are available to our employees generally, and some are available to a smaller group recognizing the limitations on amounts that may be saved under our qualified plans.

Supplemental Executive Retirement Plan. During 2014, the Company maintained a non-qualified deferred compensation plan allowing employees at the executive level of vice president or higher to make pre-tax contributions to an investment account established in the executive’s name. Executives may elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis, and during 2014 the Company agreed to make contributions to the plan in an amount equal to 6% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of 18% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which were consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. During 2014, the plan provided for Company contributions to the plan as follows:

•	minimum of 6% of the executives’ base salaries;

•	8% of the executives’ base salaries if the Company met the Level 1 earnings target;

•	10% of the executives’ base salaries if the Company met the Level 2 earnings target;

•	15% of the executives’ base salaries if the Company met the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company met the Level 4 earnings target.

During 2014, the Company failed to achieve the Level 1 earnings target, therefore the NEOs received the minimum contribution of 6% of his or her base salary. Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

401(k) Plan. The Company maintains a 401(k) plan. During 2014, the 401(k) plan provided for a matching contribution by the Company of 45% of the participant’s voluntary salary contributions, with a maximum Company contribution of 45% of the first 6% of the participant’s salary contributed by the participant, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.

Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental and life insurance programs.

2015 Executive Compensation. During the first quarter of 2015, the Compensation Committee established 2015 base salaries and bonus criteria for the executive officers and granted equity awards to the executive officers. The 2015 base salaries for the named executive officers are as follows: Mr. Holden, $1,000,000; Mr. Coward, $657,280; Ms. Gulmi, $500,000; Mr. Clendenin, $425,000; and Mr. Eastridge, $370,000. The Compensation Committee also approved the Company’s cash bonus plan for 2015. The Compensation Committee did not adopt a supplemental cash bonus plan for 2015 as it had done in prior years. The Compensation Committee will instead determine any bonuses payable with respect to extraordinary transactions on a case by case basis. Pursuant to the 2015 bonus plan, cash bonuses for Messrs. Holden and Eastridge and Ms. Gulmi will be based 50% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, and 20% upon the annual earnings of ambulatory services and physician services businesses acquired during 2015. The cash bonus for Mr. Coward will be based 20% upon the attainment of Company earnings targets, 20% upon the attainment of personal performance goals, 20% upon targets related to profits of the Company’s physician services division, and 40% upon the annual earnings of ambulatory services and physician services businesses acquired during 2015. The cash bonus for Mr. Clendenin will be based 20% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, 30% upon targets related to profits of the Company’s ambulatory services division, and 20% upon the annual earnings of ambulatory services and physician services businesses acquired during 2015. The maximum total bonus award that the executive officers can receive in 2015 is 170% for Mr. Holden, 135% for Mr. Coward, 102% for Ms. Gulmi and Mr. Clendenin and 85% for Mr. Eastridge.

In determining the equity awards granted to the executive officers during 2015, the Compensation Committee considered, among other factors, the recommendations of the Chief Executive Officer, individual and Company performance, our annual budget for 2015 and the estimated annual financial accounting compensation expense associated with stock awards. The Compensation Committee also considered the practices of peer group companies in granting equity incentives and the potential benefits to the Company and its shareholders of granting performance-based equity awards to the Company’s executive officers. Based upon those considerations and following discussions with the Chief Executive Officer, the Compensation Committee determined to grant equity awards in 2015 in the form of both shares of time-based vesting restricted stock and performance-based share units. The portion of the total 2015 equity award granted to each executive officer in the form of performance-based share units was 50% for Mr. Holden, 40% for Mr. Coward and Ms. Gulmi, and 30% for Messrs. Clendenin and Eastridge. The Compensation Committee determined the dollar amount of compensation to be paid through equity awards, and the number of shares of restricted stock and performance share units granted was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The time-based vesting restricted shares granted during 2015 to our executive officers vest in three equal, annual installments beginning on the second anniversary of the date of grant. The performance-based share units may be settled through the delivery of a number of shares of Common Stock equal to 0% to 150% of the number of performance share units granted, based upon the Company’s achievement of performance targets related to corporate profits during a one-year measurement period. The common stock issued pursuant to performance share units vest in three equal annual installments beginning on the performance share unit date of grant. The Compensation Committee approved 2015 equity grants the named executive officers as follows:

Name	Shares of Time Based Restricted Stock (#)	Performance Share Units (#)
Christopher A. Holden	38,637	38,637
Claire M. Gulmi	10,830	7,220
Robert J. Coward	8,542	5,695
Phillip A. Clendenin	8,055	3,452
Kevin D. Eastridge	6,545	2,805

Benefits Upon Termination of Employment. We have employment agreements with each of our named executive officers. The agreements provide for severance and the continuation of health and life insurance benefits in the event the executive officer is terminated without cause. The employment agreements with Messrs. Holden, Coward, Clendenin and Eastridge and Ms. Gulmi provide for severance equal to two times his or her base salary, two times his her target bonus and a pro rata portion of his or her bonus for the year of termination, and continuation of coverage under the Company’s health and life insurance plans for a period of two years. Additionally, the employment agreements provide for the acceleration of all time-based equity awards held by the executives at the time of his or her termination without cause or for good reason, unless his or her employment is terminated without cause following the failure of the Company to achieve at least 85% of the budgeted level of earnings from continuing operations before income taxes during any two years during the consecutive three fiscal year period prior to termination. If Mr. Holden is terminated without cause or resigns under certain circumstances within 12 months following a change in control, he will receive three times his base salary, three times his target bonus and a pro rata portion of his bonus for the year of termination, and continuation of coverage under the Company’s health and life insurance plans for a period of three years. If Messrs. Coward, Clendenin or Eastridge or Ms. Gulmi is terminated without cause or resigns under certain circumstances within 12 months following a change in control, he or she will receive two times his or her base salary, two times his or her target bonus and a pro rata portion of his or her bonus for the year of termination, and continuation of coverage under the Company’s health and life insurance plans for a period of two years. The Compensation Committee believes that the severance provisions contained in the employment agreements are reasonable and an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or Change in Control” below for information with respect to potential payments and benefits under the employment agreements with the named executive officers and our other compensation arrangements upon the termination of the named executive officers.

Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer, the chief financial officer and the three other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee considers the impact of Section 162(m) in the design of our compensation arrangements, although it does not necessarily seek to limit executive compensation to amounts deductible under Section 162(m). We operate our compensation programs with the intention of complying with Section 409A of the Code.

2014 Summary Executive Compensation Table

The following table sets forth information concerning total compensation paid or earned during the 2014 fiscal year for the persons who served during 2014 as our Chief Executive Officer, Chief Financial Officer, other three most highly compensated executive officers and two executive officers whose employment with the Company terminated at the end of the 2014 fiscal year. We will refer to the foregoing individuals as the “named executive officers.” As reflected in the table below, the primary components of the Company’s compensation program are cash compensation, consisting of a mix of base salary and cash bonus compensation, and equity compensation, consisting of restricted shares of the Company’s common stock and stock options with time-based vesting.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Christopher A. Holden President and Chief Executive Officer	2014 2013 2012	765,908 736,450 669,000	1,876,502 1,546,549 1,202,499	459,544 650,985 666,420	53,303 136,936 104,100	3,155,257 3,070,920 2,642,019
Claire M. Gulmi Executive Vice President, Chief Financial Officer and Secretary	2014 2013 2012	459,680 442,000 425,000	551,618 654,162 539,518	165,485 234,424 253,827	35,174 85,384 68,406	1,211,957 1,415,970 1,286,751
Robert J. Coward(4) President – Physician Services Division and Chief Development Officer	2014	291,369	1,000,000	426,600	17,482	1,735,451
Phillip A. Clendenin President – Ambulatory Services Division	2014 2013 2012	362,250 350,000 305,000	416,595 409,506 335,516	120,629 156,382 133,790	30,248 67,994 49,425	929,722 983,882 823,731
Kevin D. Eastridge (5) Senior Vice President and Chief Accounting Officer	2014 2013	312,000 300,000	343,193 339,003	87,360 123,753	23,136 57,871	765,689 820,627
David L. Manning(6) Former Executive Vice President and Chief Development Officer	2014 2013 2012	457,470 442,000 425,000	503,220 548,110 581,001	194,997 226,848 355,088	1,390,177 83,092 67,715	2,545,864 1,300,050 1,428,804
Shawn G. Strash(7) Former Senior Vice President—Corporate Services	2014	293,550	293,566	82,194	449,562	1,118,872

(1)	Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718. See Note 1(c) to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 regarding the assumptions underlying valuation of equity awards.
(2)	Reflects bonuses earned during the fiscal year pursuant to our cash bonus plan and supplemental development bonus plan.
(3)	Reflects, for 2014, (a) Company matching contributions to the 401(k) plan of $7,349 for Mr. Holden, $7,593 for Ms. Gulmi, $4,416 for Mr. Eastridge, $4,657 for Mr. Manning, and $5,184 for Mr. Strash, (b) Company contributions to the supplemental executive retirement savings plan of $45,954 for Mr. Holden, $27,581 for Ms. Gulmi, $17,482 for Mr. Coward, and $18,720 for Mr. Eastridge, and (c) severance upon termination of employment of $1,385,320 for Mr. Manning and $444,378 for Mr. Strash.
(4)	Mr. Coward commenced employment with the Company on July 16, 2014.
(5)	Mr. Eastridge was not a named executive officer in the Company’s 2013 proxy statement. Therefore, this table does not provide 2012 data for him.
(6)	Mr. Manning’s employment with the Company terminated on December 31, 2014.
(7)	Mr. Strash commenced employment with the Company in February 2013. Mr. Strash’s employment with the Company terminated on December 31, 2014.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The employment agreements provide for a minimum base salary and such other increases as the Compensation Committee determines to be appropriate. The employment agreements have terms expiring on December 31 of each year, but contain a provision that automatically extends the term for an additional one year on each successive anniversary date unless the Company gives the executive notice of its intent not to extend the term of the agreement not less than 60 days prior to the applicable December 31 of the agreement. The agreements provide that if we elect not to extend the executive’s employment, the executive will be considered to have been terminated without cause. In the event the executive’s employment with the Company is terminated as a result of the executive’s disability, each executive other than Mr. Holden is entitled to receive a pro rata portion of his or her annual bonus, his or her base salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time, and Mr. Holden is entitled to a pro rata portion of his annual bonus, his base salary and benefits for a period of 24 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event the executive’s employment with the Company is terminated by the Company following a felony conviction of the executive, the failure of the executive to contest prosecution for a felony, conviction of the executive of a crime involving moral turpitude, or willful and continued misconduct or gross negligence by the executive in the performance of his or her duties (the foregoing constitutes termination for “cause”), the Company shall have no further obligations under the employment agreement. In the event the Company terminates the executive without cause or the executive resigns because the Company has significantly changed the scope and nature of his or her authority and responsibilities, reduced his or her base salary or overall compensation or changed the location at which he or she is required to perform his or her duties to the Company (the foregoing constitutes termination for “good reason”), the executive will be entitled to receive a severance payment equal to two times his or her base salary, two times his or her target annual bonus, a pro rata portion of his or her annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of two years. If the executive is terminated without cause or resigns for good reason within 12 months following a change in control, he or she will receive a payment equal to two times his or her base salary, two times his or her target annual bonus, a pro rata portion of his or her annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of two years, except in the case of Mr. Holden, in which he will receive a payment equal to three times his base salary, three times his target annual bonus, a pro rata portion of his annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of three years. The employment agreements contain a restrictive covenant pursuant to which each executive officer has agreed not to compete with us for a period of two years following the date of the executive officer’s termination of employment.

2014 Grants of Plan-Based Awards

The following table sets forth information regarding the 2014 grants of plan-based awards to the named executive officers. All restricted shares of the Company’s common stock were issued pursuant to the Company’s 2006 Stock Incentive Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Award (1)	Grant Date	Threshold ($) (2)	Target ($)	Maximum ($)	Number of Shares of Stock (#) (3)
Christopher A. Holden	ABP MSC	1/30/2014 1/30/2014	34,466 —	574,431 —	1,120,140 229,772	44,278 —	1,876,502 —
Claire M. Gulmi	ABP MSC	1/30/2014 1/30/2014	12,411 —	206,856 —	403,369 82,742	13,016 —	551,618 —
Robert J. Coward(5)	ABP	7/16/2014	— —	284,400 —	581,250 —	21,004 —	1,000,000 —
Phillip A. Clendenin	ABP MSC	1/30/2014 1/30/2014	9,781 —	163,013 —	317,874 65,205	9,830 —	416,595 —
Kevin D. Eastridge	ABP MSC	1/30/2014 1/30/2014	6,552 —	109,200 —	212,940 43,680	8,098 —	343,193 —
David L. Manning	ABP MSC	1/30/2014 1/30/2014	12,532 —	205,862 —	442,602 82,345	11,874 —	503,220 —
Shawn G. Strash	ABP MSC	1/30/2014 1/30/2014	6,165 —	102,743 —	200,348 41,097	6,927 —	293,556 —

(1)	Type of Non-Equity Incentive Plan Award:

ABP – 2014 bonus plan

MSC – Bonus plan for acquisition of multiple surgery centers in a single transaction or the acquisition of another company.

(2)	The “Threshold” bonus amount is determined based upon the minimum bonus each named executive officer could earn pursuant to 2014 bonus plan.
(3)	The restricted shares of the Company’s common stock awarded during 2014 vest in three equal annual installments beginning on the second anniversary of the date of grant.
(4)	Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718.
(5)	Reflects a prorated amount based on Mr. Coward’s commencement of employment with the Company on July 16, 2014.

Outstanding Equity Awards at 2014 Year End

The following table sets forth information regarding outstanding equity awards held by the named executive officers at December 31, 2014. Equity awards granted in 2008 and 2009 vest, or the restrictions applicable to the stock awards lapse, on the fourth anniversary of the date of grant. Other equity awards vest, or the restrictions applicable to the awards lapse, in three equal annual installments beginning on the second anniversary of the date of the grant.

		Option Awards				Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have not Vested (#)	Market Shares of Shares of Stock that Have not Vested ($) (1)
Christopher A. Holden	2/1/2011 2/2/2012 1/31/2013 1/30/2014	— — — —	— — — —	— — — —	— — — —	16,048 30,070 49,553 44,278	878,307 1,645,731 2,712,036 2,423,335
Claire M. Gulmi	2/21/2008 2/1/2011 2/2/2012 1/31/2013 1/30/2014	24,008 — — — —	— — — — —	24.75 — — — —	2/21/2018 — — — —	— 8,367 13,491 20,960 13,016	— 457,926 738,362 1,147,141 712,366
Robert J. Coward	7/16/2014	—	—	—	—	21,004	1,149,549
Phillip A. Clendenin	2/1/2011 2/2/2012 1/31/2013 1/30/2014	— — — —	— — — —	— — — —	— — — —	4,704 8,390 13,121 9,830	257,450 459,185 718,112 537,996
Kevin D. Eastridge	2/1/2011 2/2/2012 1/31/2013 1/30/2014	— — — —	— — — —	— — — —	— — — —	4,256 7,220 10,862 8,098	232,931 395,151 594,477 443,204
David L. Manning	2/17/2006	31,279	—	21.07	2/17/2016	—	—

(1)	Market value is determined based on the market price of our common stock on December 31, 2014 ($54.73 per share).

Option Exercises and Stock Vested During 2014

The following table shows the amounts received by the named executive officers upon the exercise of stock options during fiscal 2014 and information with respect to the vesting of restricted stock awards during 2014. Mr. Coward has no stock options and did not have any restricted stock awards vest in 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired Upon Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Christopher A. Holden	—	—	46,237	1,944,033
Claire M. Gulmi	—	—	23,263	978,565
Phillip A. Clendenin	—	—	13,319	560,045
Kevin D. Eastridge	—	—	11,789	495,721
David L. Manning	58,380	1,553,362	76,113	3,864,309
Shawn G. Strash	—	—	16,839	921,598

(1)	Pursuant to the terms of the applicable award agreement, certain of these shares were withheld to satisfy the Company’s tax withholding obligations.
(2)	The value realized upon the vesting of restricted shares is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting date.

2014 Nonqualified Deferred Compensation

During 2014, the Company maintained a supplemental executive retirement plan that allowed employees who were at the executive level of vice president or higher to make pre-tax contributions to an investment account established in such executive’s name. Executives could elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis, and during 2014 the Company agreed to make contributions to the plan in an amount equal to 6% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of 18% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which were consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. During 2014, the plan provided for Company contributions to the plan as follows:

•	minimum of 6% of the executives’ base salaries;

•	8% of the executives’ base salaries if the Company met the Level 1 earnings target;

•	10% of the executives’ base salaries if the Company met the Level 2 earnings target;

•	15% of the executives’ base salaries if the Company met the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company met the Level 4 earnings target.

During 2014, the Company failed to achieve the Level 1 earnings target, therefore the NEOs received the minimum contribution of 6% of his or her base salary. Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

The following table summarizes the activity during 2014 and the aggregate balances held by each of the named executive officers at December 31, 2014 under our supplemental executive retirement plan.

	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Christopher A. Holden	—	45,954	19,428	518,352
Claire M. Gulmi	13,766	27,581	38,305	778,295
Robert J. Coward	—	17,482	—	—
Phillip A. Clendenin	40,243	21,735	571	329,774
Kevin D. Eastridge	15,572	18,720	14,673	372,765
David L. Manning	292,235	—	136,115	4,076,333
Shawn G. Strash	—	—	(140)	44,532

(1)	Reported as “Salary” in the 2014 Summary Executive Compensation Table on page 27.
(2)	Reported as “All Other Compensation” in the 2014 Summary Executive Compensation Table on page 27. Registrant contributions with respect to 2014 were paid in the first quarter of 2015 and, therefore, are not reflected in the “Aggregate Balance at Last Fiscal Year End” data above.

Potential Payments Upon Termination or a Change in Control

The following table shows the estimated amount of potential payments, comprised of (i) cash and (ii) the estimated value of (A) continuing benefits under any existing employment agreements and (B) acceleration of unvested equity awards under equity grant agreements, plans or arrangements, in the event of termination for specified reasons and/or a change-in-control of the Company assuming the named executive officer’s employment terminated effective December 31, 2014 and based on compensation and benefit levels in effect on December 31, 2014. No information is provided for Messrs. Manning and Strash because their employment with the Company terminated on December 31, 2014. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company. The closing price for our common stock on December 31, 2014 was $54.73.

Name	Voluntary Termination	Retirement	Involuntary Termination Without Cause or Termination for Good Reason	For Cause Termination	Termination upon a Change in Control	Disability	Death
Christopher A. Holden	$—	$7,845,613	$10,361,573	$—	$11,898,859	$9,398,915	$7,845,613
Claire M. Gulmi	$—	$3,167,597	$4,399,159	$—	$4,510,961	$3,632,423	$3,167,597
Robert J. Coward	$—	$—	$2,220,714	$—	$2,220,714	$636,357	$—
Phillip A. Clendenin	$—	$2,056,000	$3,045,696	$—	$3,128,953	$2,429,464	$2,056,000
Kevin D. Eastridge	$—	$1,741,602	$2,536,772	$—	$2,612,612	$2,067,907	$1,741,602

Compensation Committee Interlocks and Insider Participation

From January 1, 2014 to September 20, 2014, the Compensation Committee was composed of James A. Deal, Kevin P. Lavender, Cynthia S. Miller and John W. Popp, Jr., M.D. From September 20, 2014 to December 31, 2014, the Compensation Committee was composed of James A. Deal, Joey A. Jacobs, Kevin P. Lavender, Cynthia S. Miller and John W. Popp, Jr., M.D. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregated information with respect to our equity compensation plans as of December 31, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	158,721	$22.89	1,132,862
Equity compensation plans not approved by security holders	—	—	—

Total	158,721	$22.89	1,132,862

(1)	None of the outstanding options are transferable for consideration or have dividend rights attached.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our named executive officers (referred to herein as “executive compensation”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”). While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, highly values the opinions of our shareholders. We will consider the vote of the Company’s shareholders when making compensation decisions for our named executive officers in the future.

We have set forth the compensation of our named executive officers in the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation paid to our executive officers and the accompanying narrative discussion in pages 19 through 30 of this proxy statement. The Company’s executive compensation program is designed to motivate and retain a highly skilled management team who provide leadership and direction for the Company and align their goals and incentives with the best interests of our shareholders.

The Compensation Committee believes our executive compensation program is aligned with the best interests of the Company’s shareholders and reflects a strong pay-for-performance philosophy. Based on the Company’s financial performance in 2014, we believe the compensation paid to our named executive officers was appropriate and reasonable and that our compensation program is sound and in the best interests of the Company and its shareholders. Accordingly, shareholders are being asked to approve the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED on an advisory basis.”

Required Vote; Recommendation of the Board

Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.

The Board of Directors Recommends That You Vote FOR the Approval, on Advisory Basis, of the Company’s Executive Compensation.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year, and the shareholders are requested to ratify this appointment. Deloitte & Touche LLP has served in this capacity for AmSurg since 1992. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Shareholders should recognize that the ratification of the appointment of Deloitte & Touche LLP does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its shareholders.

Fees Billed to Us by Deloitte & Touche LLP For 2014 and 2013

Audit Fees

The aggregate audit fees billed by Deloitte & Touche LLP for the years ended December 31, 2014 and 2013 were approximately $2,197,000 and $874,000, respectively. The fees include professional services for Deloitte & Touche LLP’s annual audits and quarterly reviews of the Company’s financial statements and attestation of the effectiveness of the Company’s internal control over financial reporting required by Section 404 of the Sarbanes Oxley Act of 2002. The increase in audit fees in 2014 are a result of the Company’s acquisition of Sheridan Healthcare in July 2014.

Audit-Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related fees for the fiscal years ended December 31, 2014 and 2013 were $595,000 and $26,000, respectively. The audit related fees for 2014 primarily include services provided in connection with the Company’s acquisition of Sheridan Healthcare and equity and senior notes offerings completed during 2014. The audit related fees for 2013 and 2014 also include fees for accounting consultations.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2014 and 2013 were $534,000 and $129,000, respectively. These fees relate primarily to tax compliance reviews and related consultations for the fiscal years ended December 31, 2014 and 2013, respectively. The increase in our tax fees for 2014 was a result of the acquisition of Sheridan Healthcare in July 2014.

All Other Fees

The aggregate fees billed for all other fees for each of the fiscal years ended December 31, 2014 and 2013 was $2,000 for Deloitte & Touche LLP’s web-based accounting research system and other advisory services.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent registered public accounting firm. This policy is administered by our senior management, who report throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2014 and 2013.

Auditor Rotation Policies

Deloitte & Touche LLP maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules require the rotation of the lead audit partner after five years.

Required Vote; Recommendation of the Board

Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.

The Board of Directors Recommends That You Vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2016 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than December 22, 2015 will be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting.

In addition, our Bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders (but not considered for inclusion in our proxy statement), a shareholder’s notice must be received at our executive offices no later than January 21, 2016, and the proposal and the shareholder must comply with the Company’s Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

Financial Statements Available. A copy of our 2014 Annual Report to Shareholders containing audited financial statements and other information accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015, is available without charge upon request. Requests should be addressed to Chief Financial Officer, AmSurg Corp., 1A Burton Hills Boulevard, Nashville, Tennessee 37215 or to (615) 665-1283.

Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2014 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies please provide us with a written or oral request stating so. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Claire M. Gulmi, Secretary

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, TN 37215

(615) 665-1283

Appendix A

ARTICLES OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CHARTER

OF

AMSURG CORP.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Second Amended and Restated Charter, as amended (the “Second Amended and Restated Charter”):

1. The name of the corporation is AmSurg Corp. (the “Corporation”).

2. The first paragraph of Article 7 of the Second Amended and Restated Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

“7. The aggregate number of shares of capital stock the Corporation is authorized to issue is 125,000,000 shares, of which 120,000,000 shares shall be common stock, no par value (the “Common Stock”), and 5,000,000 shares shall be preferred stock, no par value (the “Preferred Stock”), of which 1,725,000 shares are designated as 5.250% Mandatory Convertible Preferred Stock, Series A-1. The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights of any class of shares before the issuance of any shares of that class or one or more series within a class before the issuance of any shares within that series.”

3. Section 7(2) of the Second Amended and Restated Charter, which sets forth the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, none of which were issued, shall be deleted and restated as set forth below:

“(2) [Intentionally Omitted]”

The remainder of Article 7 of the Second Amended and Restated Charter of the Corporation shall remain in full force and effect.

4. Except as amended by these Articles of Amendment, the Second Amended and Restated Charter of the Corporation shall remain in full force and effect.

5. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on April 1, 2015 and by the shareholders of the Corporation on May 20, 2015.

6. These Articles of Amendment will be effective upon filing with the Tennessee Secretary of State.

Date: May     , 2015

AMSURG CORP.

Claire M. Gulmi Chief Financial Officer, Executive Vice President & Secretary

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

1.	Election of Directors:		For	Withhold					For	Withhold			For	Withhold		+
	01 -	Thomas G. Cigarran Class III	☐	☐	02 -	John T. Gawaluck Class III			☐	☐	03 -	Cynthia S. Miller Class III	☐	☐
			For	Withhold
	04 -	John W. Popp, Jr., M.D. Class III	☐	☐

						For	Against	Abstain						For	Against	Abstain
2.	Approval of an amendment to our Second Amended and Restated Charter, as amended, to increase our authorized shares of capital stock from 75,000,000 to 125,000,000, to increase the authorized shares of our common stock, no par value, from 70,000,000 to 120,000,000 and remove the designation of the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, and adoption of Articles of Amendment to our Second Amended and Restated Charter to reflect this amendment.					☐	☐	☐	3.	Approval, on an advisory basis, of the Company’s executive compensation.				☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.					☐	☐	☐

5.	In their discretion on any other matter which may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN HERE AND RETURN PROMPTLY. Please sign exactly as your name appears above. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AMSURG CORP.

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 20, 2015

The undersigned hereby appoints Christopher A. Holden and Claire M. Gulmi, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of AmSurg Corp. (the “Company”), to be held on Tuesday, May 20, 2015, at our corporate headquarters at 1A Burton Hills Boulevard, Nashville, Tennessee at 8:00 a.m., central daylight savings time (CDT).

Your shares will be voted in accordance with your instructions. If no choice is specified, your shares will be voted in accordance with the recommendations of the Board of Directors for each of the proposals set forth on the reverse side of this proxy.

(PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.)